UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                                Fiberstars, Inc.
                                ----------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                   315662 10 6
                                   -----------
                                 (CUSIP Number)

                                December 31, 1999
                                -----------------
              Date of event which requires filing of this statement

                   Check the appropriate box to designate the
                  rule pursuant to which this schedule is filed

                             [ ] Rule 13d - 1(b)
                             [ ] Rule 13d - 1(c)
                             [X] Rule 13d - 1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------------------                                             ------------------------------------------
CUSIP No. 315662 10 6                                             13G                     Page    2     of    5     Pages
                                                                                               --------    --------
---------------------------------------------                                             ------------------------------------------

--------- --------------------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          David N. Ruckert          IRS Employment Identification Number:
--------- --------------------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a) [     ]
                                             (b) [     ]
--------- --------------------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- --------------------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   United States
-------------------------- ------ --------------------------------------------------------------------------------------------------
        NUMBER OF            5    SOLE VOTING POWER
         SHARES                     134,073
                           ------ --------------------------------------------------------------------------------------------------
      BENEFICIALLY           6    SHARED VOTING POWER
        OWNED BY                  N/A
          EACH

                           ------ --------------------------------------------------------------------------------------------------
        REPORTING            7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                    134,073

                           ------ --------------------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  N/A
-------------------------- ------ --------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    134,073
----------- ------------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

            [ ]

----------- ------------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    6.6%
----------- ------------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                    IN
----------- ------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)

Name of Issuer:
Fiberstars, Inc.

Item 1(b)

Address of Issuer's Principal Executive Offices:
44259 Nobel Drive
Fremont, CA 94538

Item 2(a)-(c)

Name, Address and Citizenship of Person Filing:

David N. Ruckert
c/o Fiberstars, Inc.
44259 Nobel Drive
Fremont, CA 94538

United States

Item 2(d)

Title of Class of Securities:
Common Stock

Item 2(e)

CUSIP Number:
315662 10 6

Item 3

Type of Person:
Not Applicable

Item 4

Ownership:

(a)  Amount beneficially owned:  134,073

(b)  Percent of class:    6.6%

(c) Number of shares as to which the person has:

       (i)     sole power to vote or direct the vote:  134,073
       (ii)    shared power to vote or direct the vote:      N/A
       (iii)   sole power to dispose or to direct the disposition of   134,073
       (iv)   shared power to dispose or to direct the disposition of     N/A

Item 5

Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6

Ownership of More than Five Percent on Behalf of Another Person:
Not Applicable

Item 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
Not Applicable

Item 8

Identification and Classification of Members of the Group:
Not Applicable

Item 9

Notice of Dissolution of Group:
Not Applicable

Item 10

Certification:
(a)      Not Applicable

(b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that effect.

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 4, 2000

                                            /s/ David N. Ruckert
                                            ------------------------------------
                                                                       Signature

                                           David N. Ruckert, President,
                                           Chief Executive Officer, Chief
                                           Operating Officer of Fiberstars, Inc.
                                            ------------------------------------
                                                                      Name/Title